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                                                                   EXHIBIT 10.18

                    ANNUAL COMPENSATION PROGRAM FOR DIRECTORS
                                       OF
                        FELCOR LODGING TRUST INCORPORATED

      On October 26, 2004, the Board of Directors adopted the following compensation program for directors of FelCor Lodging Trust Incorporated (the "Company") for their service, commencing in 2005:

      1. Annual Service: Each non-employee director will receive a number of shares of common stock of the Company having a value equal to $35,000, except that amount shall be $40,000 for members of the Audit Committee other than the Chairman and $45,000 for the Chairman of the Audit Committee.

      2. Board of Director Meeting Participation: Each director not otherwise being compensated by the Company will receive $1,000 for each Board of Director meeting attended in person and $500 for each additional telephonic meeting in which he or she participates, payable in common stock or cash, at each director's election.

      3. Committee Compensation: If a member of the Audit Committee attends more than five Audit Committee meetings during the year, he or she will receive $1,000 for each additional meeting attended in person and $500 for each additional telephonic meeting in which he or she participates. Members of the Compensation, Corporate Governance and Executive Committees will receive $1,000 for each meeting of their respective committees attended by them in person and $500 for each telephonic meeting of their respective committees attended telephonically. All are payable either in common stock or cash, at each director's election.

      4. Annual Equity Award: Each non-employee director will receive an annual equity award equal to the lesser of (i) 2,000 shares of common stock or (ii) the number of shares of common stock having a value equal to $20,000 for 2005, $25,000 for 2006, $30,000 for 2007, $35,000 for 2008 and $40,000 for 2009 and
thereafter.

      All shares of common stock will be issued under one or more of the Company's Restricted Stock and Stock Option Plans. The number of shares to be issued will be calculated by dividing (i) the applicable dollar amount (including amounts for which the director has elected to receive common stock), by (ii) the closing price of the common stock on the date annual grants are awarded, and rounded to the nearest whole lot of 100 shares.